Exhibit (s)
Calculation of Filing Fees Tables

Form N-2 (Form Type)

Nuveen Churchill Private Capital Income Fund
(Exact Name of Registration as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)
Fees to be Paid	Equity	Common Shares of beneficial interest, $0.01 par value per share	457(o)	—	—	$2,500,000,000	.0000927	$231,750
Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities
	Total Offering Amounts					2,500,000,000
	Total Fees Previously Paid					$231,750
	Total Fee Offset					$—
	Net Fee Due					$0

(1) Calculated pursuant to Rule 457(o) and previously paid in connection with the filing of the Registrant’s Registration Statement on Form N-2.